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                                                                    EXHIBIT 10.1


DESCRIPTION OF KEY RETENTION PLAN

         Effective in the month of June 2001, the Company shall grant a bonus equal to two months' salary (based on current annual base salary) to each of the named employees payable in six equal installments on the last salary payment date of each month commencing June 30, 2001; provided that the employee has elected to remain in employment by the Company at each payment date. In the event that the Company terminates the employment of the particular employee, other than for cause, that employee would immediately receive the balance of the unpaid bonus in addition to any severance that might otherwise be paid. At the time that the Company has successfully complete a restructuring transaction, it is the intent of senior management to put into place an equity participation program that will provide additional long-term incentive to employees in general and key employees in particular.


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